Sub-Item 77I (b):  Terms of New or Amended Securities
At a Board of Trustees meeting held on November 14, 2006, the Board approved the creation of a new series of WT Mutual Fund: the Wilmington Fundamentally Weighted Small Company Fund). The new Fund consists of two classes of shares: Institutional and Class A Shares. A description of the Fund's Institutional and Class A Shares is contained in Part A of Post-Effective No. 42 to the Registrant's registration statement on Form N-1A filed on November 14, 2006, which is incorporated herein by reference.